EXHIBIT 10Y
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               SECOND AMENDMENT TO REVOLVING CREDIT AGREEMENT

      This Second Amendment to Revolving Credit Agreement (the or this "Second Amendment") is made as of this 30 day of April, 1998 by and between HAEMONETICS CORPORATION (the "Borrower"), a Massachusetts corporation, and MELLON BANK, N.A., a national banking association (the "Agent").

      NOW, THEREFORE, for the promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I.    Background

      As of June 25, 1997, the Borrower and the Banks entered into a revolving loan arrangement of up to Forty Million Dollars ($40,000,000) (the "Original Loan"). The Original Loan was evidenced by three promissory notes: a $20,000.000 note dated June 25, 1997 made by the Borrower to the order of Mellon Bank, N.A., a $10,000,000 note dated June 25, 1997 made by the Borrower to the order of BankBoston, N.A. and a $10,000,000 note dated June 25, 1997 made by the Borrower to the order of The Sanwa Bank, Limited (collectively, the "Notes"). The Borrower and the Banks entered into a revolving credit agreement dated as of June 25, 1997 (the "Original Credit Agreement").

      BankBoston, N.A. and The Sanwa Bank, Limited have withdrawn from the bank group and each of their commitments of Ten Million Dollars $10,000,000.00 have been eliminated. The total Commitment (as defined in the Original Loan Agreement) is, on the date hereof, Twenty Million Dollars ($20,000,000.00), which is held by Mellon Bank, N.A. ("Mellon"). The Borrower has no credit available hereunder in excess of Twenty Million Dollars ($20,000,000.00).

      The Borrower and the Agent entered into a First Amendment to Revolving Credit Agreement (the "First Amendment") dated as of December 26, 1997, to provide for certain pricing options and to exclude certain non-cash charges from the covenant calculations.

      The Borrower and the Agent have agreed to enter into this Second Amendment, inter alia, to provide for certain limited waivers, revisions to and additions of certain financial covenants.

      Capitalized terms used in this Second Amendment and not defined herein shall have the meaning given such terms in the Original Loan Agreement, as amended by the First Amendment. The Original Loan Agreement, as amended by the First Amendment, as amended by the Second Amendment, as may be further amended, supplemented, modified or recast from time to time, is referred to as the "Loan Agreement."

II. Amendment to Article I. Section 1.01, "Certain Definitions" is hereby amended as follows:

      A.    The following definitions are hereby added:

            1. "Consolidated EBIT" shall mean Consolidated Net Income plus Consolidated Interest Expense plus tax expenses minus the benefit of any tax losses used in the calculation of Consolidated Net Income of the Borrower and its subsidiaries during the period of determination on a consolidated basis, but excluding in any event: (i) any restructuring charge taken by the Borrower in its fiscal quarter ended December 27, 1997 and (ii) any restructuring charges taken by the Borrower up to the amount of $27,300,000.00 in its fiscal quarter ended March 28, 1998 relating to the Borrower's disposition of its Blood Bank Management Services.

            2. "Consolidated Interest Expense" shall mean any interest expense of the Borrower and its subsidiaries during the period of determination determined on a consolidated basis in accordance with GAAP.

            3.    "Consolidated EBITDA" shall mean for any period
                  Consolidated EBIT plus amortization plus depreciation as determined on a consolidated basis in accordance with GAAP.

            4. "Consolidated Net Worth" shall mean at any time the stockholders' equity of the Borrower and its Consolidated Subsidiaries, determined and consolidated in accordance with GAAP except that there shall be excluded therefrom the amount, whether positive or negative, of foreign currency translation adjustments to stockholders' equity of the Borrower and its Subsidiaries as determined in accordance with GAAP.

III. Amendment to Article V. Article V, "Affirmative Covenants" is hereby amended as follows:

      A.    Section 5.1(j) is hereby added, which states as follows:

                  "On or about June 30 of each year the Borrower shall deliver to Agent a plan which contains projections for the then current fiscal year of the Borrower's income statement, balance sheet and cash flow statements, including any non-recurring events then anticipated and such other information as the Agent may request, all in reasonable detail as requested by the Agent.

IV. Amendment to Article VI. Article VI, "Negative Covenants" is hereby amended as follows:

      A.    Section 6.01 Financial Maintenance Covenants.

            Subsection (a) is hereby amended by deleting the words therein contained and inserting the following in lieu thereof:

                  "Commencing with the fiscal quarter ending April 3, 1999, the Borrower shall maintain Consolidated Net Worth which is at all times equal to $200,000,000.00 increased quarterly on a cumulative basis by an amount equal to fifty percent (50%) of the Borrower's positive net income (not to be reduced for losses), as determined in accordance with GAAP, for each succeeding fiscal quarter.

      B. Section 6.01 Financial Maintenance Covenants is hereby further amended by deleting the words contained in subsection (b) and hereby inserting the following in lieu thereof:

                  "Commencing with the fiscal quarter ending March 28, 1998 and for each fiscal quarter thereafter, the ratio of the Consolidated EBIT to Consolidated Interest Expense shall not be less than 2.0 to 1.0 for any four consecutive fiscal quarter period ending on the date of any determination."

      C. Section 6.01, Financial Maintenance Covenants is hereby further amended by deleting subsection (c) and inserting the following in lieu thereof:

                  "Commencing with the fiscal quarter ending March 28, 1998 and for each fiscal quarter thereafter, the ratio of (x) Consolidated Total Indebtedness as of the last day of such fiscal quarter to (y) the sum of EBITDA for the period of the four (4) consecutive quarters of the Borrower then ending shall not be more than the following: 3.0:1

      D.    The following Section 6.11 is hereby added:

                  "(a)  The Borrower will not, except as hereinafter provided:

                        (i) Declare or pay any dividends, either in cash or property, on any shares of its capital stock of any class (except dividends or other distributions payable solely in shares of common stock of the Borrower);

                        (ii)  Directly or indirectly, or through any
                              Subsidiary or through any Affiliate of the Borrower, purchase, redeem or retire any shares of its capital stock of any class or any warrants, rights or options to purchase or acquire any shares of its capital stock; or

                        (iii) Make any other payment or distribution, either
                              directly or indirectly or through any
                              Subsidiary, in respect of its capital stock;

                        (such declarations or payments of dividends, purchases, redemptions or retirements of capital stock and warrants, rights or options and all such other payments or distributions being herein collectively called "Restricted Payments"), if after giving effect thereto the sum of (1) the aggregate amount of Restricted Payments made during the period from and after March 29, 1997 to and including the date of the making of the Restricted Payment in question plus (2) the aggregate amount of all Restricted Investments (as defined in that certain Note Purchase Agreement by and between the Borrower and Allstate Life Insurance Company, Employers Insurance Company of Wausau, State Farm Life Insurance Company and Nationwide Mutual Fire Insurance Company dated as of October 15, 1997) made by the Borrower or any Subsidiary during said period would exceed the sum of:

                        (i) 50% of Consolidated Net Income (or if such Consolidated Net Income is a deficit figure, then minus 100% of such deficit) for such period determined on a cumulative basis for said entire period; plus

                        (ii) an amount equal to the aggregate net cash proceeds received by the Borrower from the sale on or after the date of this Agreement of shares of its common stock or other securities convertible into common stock of the Borrower.

                  (b) The Borrower will not declare any dividend which constitutes a Restricted Payment payable more than 60 days after the date of declaration thereof.

                  (c) For the purposes of this Section 6.11, the amount of any Restricted Payment declared, paid or distributed in property shall be deemed to be the greater of the book value or fair market value (as determined in good faith by the Board of Directors of the Borrower) of such property at the time of the making of the Restricted Payment in question.

                  (d) The Borrower will not authorize or make a Restricted Payment if after giving effect to the proposed Restricted Payment, a Default or Event of Default would exist.

                  Notwithstanding anything to the contrary contained in this
            Section 6.11, during the period commencing on March 28, 1998 and ending on April 3, 1999, the Borrower shall not declare or pay any Restricted Payments (it being expressly agreed that dividends or other distributions payable solely in shares of common stock of the Borrower or rights to acquire common stock of the Borrower shall be permitted)."

V.    Ratification and Consent

      A. The loan documents shall otherwise remain unaltered, ratified, confirmed and in full force and effect. The Borrower hereby also ratifies and confirms that the amount of the Commitment is Twenty Million Dollars ($20,000,000.00), which is held by Mellon on the date hereof.

      B. The Borrower represents and warrants as follows: There are no defenses, offsets or counterclaims against obligations to the Banks evidenced by the Notes or the other loan documents, and to the extent there are any defenses, offsets or counterclaims, the same are hereby waived. All the representations and warranties contained in the Loan Agreement are true, correct and accurate in all material respects as of the date hereof.

      IN WITNESS WHEREOF, the parties hereto have set their hand and seal as of the date first above written.

      Dated as of April 30, 1998.

                                       HAEMONETICS CORPORATION


                                       By:  /s/ Ronald J. Ryan
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                                            Its

                                       MELLON BANK


                                       By:  /s/ R. Jane Westrich
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                                            Its